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                                                                     EXHIBIT 4.1

                             DIGITAL ISLAND, INC.
                         REGISTRATION RIGHTS AGREEMENT

     THIS REGISTRATION RIGHTS AGREEMENT (the "Agreement") is entered into effective as of October __, 2000, by and among Digital Island, Inc., a Delaware corporation (the "Company"), and Kinetech, Inc., a Delaware corporation (the "Purchaser").

                                   RECITALS
                                   --------

     WHEREAS, the Company and the Purchaser previously entered into that certain License Agreement, dated as of September 1, 2000 (the "License Agreement"), pursuant to which the Company issued 72,316 shares of its Common Stock (the "Shares") to the Purchaser; and

     WHEREAS, the Company wishes to grant and the Purchaser wishes to accept certain registration rights created pursuant hereto;

     NOW THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties hereto further agree as follows:

                                   AGREEMENT
                                   ---------

          1.1  Registration of the Shares on Form S-3. The Company shall prepare
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and file a registration statement on Form S-3 (or its successor form) covering the non-underwritten resale of the Shares issued pursuant to the License Agreement and shall use its reasonable best efforts to cause such registration statement to become effective not later than October 31, 2000 and to remain effective until the first anniversary of the date of the License Agreement. Any such registration shall be subject to the normal terms and conditions used in connection with resale prospectuses as may be required by any underwriters or under applicable rules and regulations of the Securities Exchange Commission ("SEC"), the NASD or other regulatory authorities.

          1.2  Expenses of Registration. The expenses incurred in connection
               ------------------------
with the registration of the Shares pursuant to this Section 1, including the registration, filing and qualification fees, printing expenses, fees and disbursements of counsel for the Company, and expenses of any special audits incidental to or required by such registration, shall be borne by the Company.

          1.3  Information by Purchaser. Purchaser shall promptly furnish in
               ------------------------
writing to the Company such information regarding such Purchaser and the distribution proposed by such Purchaser as the Company may reasonably request in writing and as shall be required in connection with any registration, qualification or compliance referred to herein.

          1.4  Transfer of Registration Rights. Purchaser's rights to cause the
               -------------------------------
Company to register its Shares and to keep information available, granted to it by the Company under this Section 1, may be assigned to a present or former limited partner, general partner or other affiliate of the Purchaser.
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          1.5  Black-out Periods.  Notwithstanding anything in this Agreement to
               -----------------
the contrary, the Board of Directors of the Company may, in its sole discretion, impose black-out periods during which no sales may be made under any registration hereunder so long as such black-out is applicable generally to sales of stock by all directors and officers of the Company and any other registration rights agreement related to common stock.

     2.  General.
         -------

          2.1  Waivers and Amendments. No change, modification, extension or
               ----------------------
termination or waiver of this Agreement, or any of the provisions herein contained, shall be valid unless made in writing and signed by a duly authorized representative of the parties hereto.

          2.2  Governing Law. This Agreement shall be governed and construed in
               -------------
accordance with the laws of the State of California, without regard to the conflicts of law principles thereof. In any action to enforce this Agreement the prevailing party will be entitled to costs and reasonable attorneys' fees.

          2.3  Successors and Assigns. Except as otherwise expressly provided
               ----------------------
herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

          2.4  Entire Agreement. This Agreement and the other documents
               ----------------
delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof, and this Agreement shall supersede and cancel all prior agreements between the parties hereto with regard to the subject matter hereof.

          2.5  Notice. Any notice required or permitted hereunder shall be
               ------
delivered in person or sent by telecopier, courier or certified mail, return receipt requested, postage and fees prepaid in all cases: in the case of Company, to the address shown on the signature page hereto to the attention of the chief executive officer, and, in the case of a Purchaser, to the address of such Purchaser as set forth in the Company's records or to such other address as will have been specified by prior written notice to the sending party. Notice shall be effective upon delivery if it is hand-delivered; upon receipt if it is transmitted by telecopier, courier or registered, certified or express mail; upon expiration of the third business day after deposit in the United States mail if mailed from and to an address in the United States; and upon expiration of the tenth business day after deposit in the United States mail if mailed from or to an address outside the United States.

          2.6  Severability. In case any provision of this Agreement shall be
               ------------
invalid, illegal, or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

          2.7  Titles and Subtitles. The titles of the sections and Sections of
               --------------------
this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

          2.8  Counterparts. This Agreement may be executed in any number of
               ------------
counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

                                      -2-
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     IN WITNESS WHEREOF, the parties hereby have executed this Agreement on the date first above written.


THE COMPANY:

DIGITAL ISLAND, INC.

By: /s/ Howard Lasky
   -------------------------------------

Name:     Howard Lasky
   -------------------------------------

Title: VP and General Counsel
   -------------------------------------

Address: 45 Fremont St, 12th Floor
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         San Francisco, CA 94105
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THE PURCHASER:

KINETECH, INC.

By: /s/ Ezra Goldman
   ------------------------------

Name: Ezra Goldman
   ------------------------------

Title: Vice President
   ------------------------------

Address: 3140 Whisperwoods Ct.
---------------------------------
         North Brook, IL 60062
---------------------------------

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